Exhibit 10.25

                         February 10, 2011

Joel A. Littman
870 Elmira Drive
Sunnyvale, CA 94087

RE: Employment Agreement Waiver

Dear Mr. Littman:

As you know, CPI International, Inc. (the “Company”) has entered into an Agreement and Plan of Merger, dated as of November 24, 2010 (the "Merger Agreement"), by and among the Company, Catalyst Acquisition, Inc. and CPI International Acquisition, Inc. (f/k/a Catalyst Holdings, Inc.) (“CPI International”) whereby the Company will become a wholly owned subsidiary of CPI International Acquisition, Inc. (the "Transaction").

Following the Transaction, it is intended that you shall provide services to Communications & Power Industries LLC ("CPI Opco"), its subsidiaries and certain of its affiliates of a nature and scope similar to the services you provided prior to the Transaction pursuant to your employment agreement with Communications & Power Industries, Inc. dated as of January 17, 2008 (the "Employment Agreement") and that you shall serve as Chief Financial Officer, Treasurer, and Secretary of CPI International Holding Corp., CPI International, and CPI Opco (the "Post-Closing Positions"). As an incentive to continue to provide such services, CPI International Holding LLC (an indirect parent company of CPI International and CPI Opco following the Transaction) will grant to you Class B profits interests in CPI International Holding LLC (the "Class B Interests") subject to the terms (including vesting terms) of the Amended and Restated Limited Liability Company Operating Agreement of CPI International Holding LLC.

In light of the foregoing, notwithstanding anything to the contrary in the Employment Agreement, you hereby agree to waive your right to terminate your employment for Good Reason under the Employment Agreement as a result of (i) any change or diminution in your position, authority, duties or responsibilities that may occur because neither the Company nor CPI International, nor any of their affiliates, will be publicly-traded companies following the Transaction or (ii) the failure to appoint you, following the Transaction, to any position other than the Post-Closing Positions. Furthermore, you agree that if, following the Transaction, your employment is terminated by CPI International or one of its affiliates without Cause or by you for Good Reason (as modified by this letter agreement), the accelerated vesting provisions of Section 9(b)(iv) of the Employment Agreement shall not apply to the Class B Interests.

       The waivers contemplated herein shall be applicable only to the Transaction and shall not apply to any subsequent transaction or event. This letter agreement shall become effective only as of the consummation of the Transaction and, if the Merger Agreement is terminated, this letter agreement shall be void and of no force and effect.

This letter agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes and nullifies all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. Except as modified by this letter agreement, the Employment Agreement shall continue in full force and effect in accordance with its terms; provided, however, that nothing herein shall prohibit the parties from terminating the Employment Agreement in accordance with its terms or entering into a subsequent employment agreement that, with the consent of the parties, supersedes the Employment Agreement.

This letter agreement shall be construed and interpreted in accordance with and governed by the laws of the State of California, other than the conflict of laws provisions of such laws. This letter agreement may not be amended except by an instrument in writing among the parties. This letter agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other party, it being understood that all parties need not sign the same counterpart.

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We appreciate your continued efforts on behalf of the Company.

Sincerely,
CPI International Acquisition, Inc.

By:	/s/ ROBERT B. MCKEON
Name: Robert B. McKeon
Title: President and Director

Acknowledged and agreed
of the date first above written:
Joel A. Littman

/s/ JOEL A. LITTMAN